---------------------                                         ------------------
CUSIP NO. 71721R 40 6                   13G                   PAGE 1 OF 19 PAGES
---------------------                                         ------------------


                                                             OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           Phase Forward Incorporated
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                   71721R 40 6
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP NO. 71721R 40 6                   13G                   PAGE 2 OF 19 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     North Bridge Venture Partners V-A, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       3,080,721
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   3,080,721
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,080,721

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.5%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 71721R 40 6                   13G                   PAGE 3 OF 19 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     North Bridge Venture Partners V-B, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,511,927
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,511,927
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,511,927

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.7%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 71721R 40 6                   13G                   PAGE 4 OF 19 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     North Bridge Venture Management V, L.P.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       4,592,648
   OWNED BY    -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 71721R 40 6                   13G                   PAGE 5 OF 19 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Edward T. Anderson

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       4,592,648
   OWNED BY    -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 71721R 40 6                   13G                   PAGE 6 OF 19 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Richard A. D'Amore

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       4,592,648
   OWNED BY    -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 71721R 40 6                  13G                    PAGE 7 OF 19 PAGES
---------------------                                         ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James A. Goldstein

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]

                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       4,592,648
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 71721R 40 6                  13G                    PAGE 8 OF 19 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jeffrey Beir

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       4,592,648
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 71721R 40 6                  13G                    PAGE 9 OF 19 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William J. Geary

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       4,592,648
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 71721R 40 6                   13G                  PAGE 10 OF 19 PAGES
---------------------                                        -------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Angelo J. Santinelli

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       4,592,648
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 71721R 40 6                   13G                  PAGE 11 OF 19 PAGES
---------------------                                        -------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jeffrey P. McCarthy

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                         (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
  SHARES
BENEFICIALLY       4,592,648
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 71721R 40 6                   13G                  PAGE 12 OF 19 PAGES
---------------------                                        -------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael J. Skok

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                         (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   0
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       4,592,648
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH       -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   4,592,648
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,592,648

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.2%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 71721R 40 6                   13G                  PAGE 13 OF 19 PAGES
---------------------                                        -------------------


Item 1(a).   Name of Issuer

             Phase Forward Incorporated

Item 1(b).   Address of Issuer's Principal Executive Offices

             880 Winter Street
             Waltham, MA 02451

Item 2(a).   Name of Person Filing

             This statement is filed by North Bridge Venture Partners V-A, L.P. ("NBVP V-A"), a Delaware limited partnership, North Bridge Venture Partners V-B, L.P. ("NBVP V-B"), a Delaware limited partnership, North Bridge Venture Management V, L.P. ("NBVM V"), a Delaware limited partnership; and Edward T. Anderson, Richard A. D'Amore, William J. Geary, James A. Goldstein, Jeffrey P. McCarthy, Angelo
             J. Santinelli, Michael J. Skok and Jeffrey Beir, each a general partner of NBVM V (the "Partners") NBVP V-A, NBVP V-B, NBVM V and the Partners are collectively referred to as the "Reporting Persons".

Item 2(b).   Address of Principal Business Office or, if None, Residence

             The principal business address of the Reporting Persons is 950 Winter Street, Suite 4600, Waltham, MA 02451.

Item 2(c).   Citizenship

             Each of NBVP V-A, NBVP V-B and NBVM V is a limited partnership organized under the laws of Delaware. Each of the Partners is a citizen of the United States.

Item 2(d).   Title of Class of Securities

             This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Phase Forward Incorporated ("the Company").

Item 2(e).   CUSIP Number

             CUSIP number 71721R 40 6.

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

             (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

             (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
             78c).

             (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

---------------------                                        -------------------
CUSIP NO. 71721R 40 6                   13G                  PAGE 14 OF 19 PAGES
---------------------                                        -------------------


             (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

             (e) [ ] An investment adviser in accordance with
             Section 240.13d-1(b)(1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

None.

Item 4.      Ownership

(a)          Amount Beneficially Owned

             As of December 31, 2004, (i) NBVP V-A is the record holder of 3,080,721 shares of Common Stock and (ii) NBVP V-B is the record holder of 1,511,927 shares of Common Stock. As the General Partner of NBVP V-A and NBVP V-B, NBVM V may be deemed to own beneficially 4,592,648 shares of Common Stock. As General Partners of NBVM V, each of the Partners may be deemed to own beneficially 4,592,648 shares of Common Stock. NBVP V-A expressly disclaims beneficial ownership of any shares of the Issuer held of record by NBVP V-B. NBVP V-B expressly disclaims beneficial ownership of any shares of the Issuer held of record by North Bridge Venture Partners V-A. Each of Edward T. Anderson, Richard A. D'Amore, William J. Geary, Jeffrey P. McCarthy, Angelo J. Santinelli, Michael J. Skok and Jeffrey Beir expressly disclaim beneficial ownership of any shares of the Issuer held of record by NBVP V-A or NBVP V-B, except to the extent of his pecuniary interests therein, if any.

(b)          Percent of Class:

             The shares held by NBVP V-A constitute 9.5% of the class. The shares held by NBVP V-B constitute 4.7% of the class. The shares that may be deemed to be beneficially owned by each of NBVM V and the Partners constitute 14.2% of the class. The foregoing percentage is based on the 32,338,409 shares of Common Stock reported to be outstanding as of October 27, 2004 in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2004.

(c)          Number of shares to which such person has:

             NBVP V-A shares power to vote or to direct the vote of and shares power to dispose or direct the disposition of 3,080,721 shares of Common Stock. NBVP V-B shares power to vote or to direct the vote of and shares power to dispose or direct the disposition of 1,511,927 shares of Common Stock. NBVM V and each of the Partners shares power to vote or to direct the vote of and shares power to dispose or direct the disposition of 4,592,648 shares of Common Stock.

Item 5.      Ownership of Five Percent or Less of a Class

             Not Applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person

             Not applicable.

---------------------                                        -------------------
CUSIP NO. 71721R 40 6                   13G                  PAGE 15 OF 19 PAGES
---------------------                                        -------------------


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

             Not applicable.

Item 8.      Identification and Classification of Members of the Group

             Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.      Notice of Dissolution of Group

             Not applicable.

Item 10.     Certification

             Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

DATE: February 14, 2005

---------------------                                        -------------------
CUSIP NO. 71721R 40 6                  13G                   PAGE 16 OF 19 PAGES
---------------------                                        -------------------


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

North Bridge Venture Partners V-A, L.P.

By: North Bridge Venture Management V, L.P.
    Its General Partner


By: /s/ Edward T. Anderson
    ---------------------------------------
    Edward T. Anderson
    General Partner


North Bridge Venture Partners V-B, L.P.

By: North Bridge Venture Management V, L.P.
    Its General Partner


By: /s/ Edward T. Anderson
    ---------------------------------------
    Edward T. Anderson
    General Partner


North Bridge Venture Management V, L.P.


By: /s/ Edward T. Anderson
    ---------------------------------------
    Edward T. Anderson
    General Partner


/s/ Edward T. Anderson
-------------------------------------------
Edward T. Anderson


/s/ Richard A. D'Amore
-------------------------------------------
Richard A. D'Amore


/s/ William J. Geary
-------------------------------------------
William J. Geary


/s/ James A. Goldstein
-------------------------------------------
James A. Goldstein


/s/ Jeffrey P. McCarthy
-------------------------------------------
Jeffrey P. McCarthy

---------------------                                        -------------------
CUSIP NO. 71721R 40 6                  13G                   PAGE 17 OF 19 PAGES
---------------------                                        -------------------


/s/ Angelo J. Santinelli
-------------------------------------------
Angelo J. Santinelli


/s/ Michael J. Skok
-------------------------------------------
Michael J. Skok


/s/ Jeffrey Beir
-------------------------------------------
Jeffrey Beir